Exhibit 99.1

Aerie Pharmaceuticals Initiates First Phase 3 Registration Trial of RoclatanTM

First Patient Dosed in 90-Day Efficacy and 12 Month Safety Trial Named Mercury 1

IRVINE, Calif. — (BUSINESS WIRE) — September 21, 2015 — Aerie Pharmaceuticals, Inc. (NASDAQ:AERI), a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class glaucoma therapies, today announced that on September 18, dosing commenced of the first patients enrolled in Mercury 1, the Company’s first Phase 3 registration trial of RoclatanTM, a novel once-daily, quadruple-action eye drop being tested for its ability to lower intraocular pressure (IOP) in patients with glaucoma or ocular hypertension. Aerie anticipates total enrollment of approximately 690 patients in this three-arm one-year safety study with a 90-day efficacy readout. RoclatanTM, which is a fixed-dose combination of Aerie’s product candidate RhopressaTM and latanoprost, the market leading prostaglandin analogue (PGA), demonstrated in its successful Phase 2b clinical trial in 2014 that it has the potential to be the most efficacious therapy for patients with glaucoma and ocular hypertension. The clinical endpoint of Mercury 1 is similar to the efficacy endpoint in the Company’s previous Phase 2b clinical trial and compares RoclatanTM for superiority over each of its two components, with all three arms dosed once daily. The range for the primary endpoint evaluates patients with maximum baseline IOPs ranging from above 20 to below 36 mmHg (millimeters of mercury). The 90-day efficacy results of this study are expected to be reported in approximately one year.

“Having just reported the successful Phase 3 efficacy results for our single-agent product candidate RhopressaTM, we believe RoclatanTM, which combines RhopressaTM with the market leading PGA in a fixed-dose combination, has significant IOP-lowering potential. Should RoclatanTM perform as well in Mercury 1 as it did in the RoclatanTM Phase 2b trial, we will have a very promising product candidate, with the potential to be the most efficacious therapy for patients with glaucoma and ocular hypertension,” said Vicente Anido, Jr., Ph.D., Chairman and Chief Executive Officer at Aerie.

Dr. Anido continued, “We expect to initiate two additional RoclatanTM Phase 3 trials in 2016. Mercury 2 will be a second registration trial in the United States structured similarly to Mercury 1 and designed to measure efficacy over 90 days. In addition, Mercury 3 will be a third registration trial in Europe designed to assist with European approval, and is expected to be a non-inferiority trial comparing RoclatanTM to a widely prescribed fixed-dose combination product marketed in Europe.”

Quadruple-Action Roclatan™

Roclatan™ is a once-daily eye drop that combines our triple-action Rhopressa™ with latanoprost, a PGA that is the most widely prescribed glaucoma product. If approved, we believe that Roclatan™ would be the first glaucoma product to lower IOP through all known mechanisms: (i) increasing fluid outflow through the trabecular meshwork (TM), the eye’s primary drain, (ii) increasing fluid outflow through the uveoscleral pathway, the eye’s secondary drain, (iii) reducing fluid production in the eye, and (iv) reducing episcleral venous pressure (EVP).

A successful 28-day Phase 2b clinical trial for Roclatan™ was completed in June 2014. RoclatanTM achieved its primary efficacy endpoint on day 29 and demonstrated statistical superiority over the product’s individual components at all time points. We believe that Roclatan™, if approved, would be the only glaucoma product that covers the full spectrum of known IOP-lowering mechanisms, giving it the potential to provide a greater IOP-lowering effect than any currently approved glaucoma product. The first Phase 3 registration trial for RoclatanTM, named Mercury 1, commenced in September of 2015 and is the subject of this press release. It is expected that there will be two additional Phase 3 trials for RoclatanTM, both commencing in 2016.

Triple-Action RhopressaTM

RhopressaTM is a novel triple-action eye drop that we believe, if approved, would become the only once-daily product available that specifically targets the trabecular meshwork, the eye’s primary fluid drain and the diseased tissue responsible for elevated IOP in glaucoma. Preclinical results have demonstrated that RhopressaTM also lowers episcleral venous pressure, which contributes approximately half of IOP in healthy subjects. Further, RhopressaTM provides an additional mechanism that reduces fluid production in the eye and therefore lowers IOP. Biochemically, RhopressaTM is known to inhibit both Rho Kinase (ROCK) and norepinephrine transporter (NET). Recent preclinical studies have shown that RhopressaTM may have disease-modifying properties, including an anti-fibrotic effect on the trabecular meshwork and the potential to increase perfusion of the trabecular meshwork. Preclinical research is also currently underway to evaluate the potential neuroprotective benefits of RhopressaTM.

There are four Phase 3 registration trials for RhopressaTM. “Rocket 2,” the successful results of which were recently reported, is a 12-month safety trial with a 90-day efficacy readout. Safety data for the 12-month period of the Rocket 2 trial is expected late 2015 or early 2016. “Rocket 1,” the results of which were initially reported in April 2015, was a 90-day efficacy trial that did not achieve its primary endpoint, but did achieve its pre-specified secondary endpoint. “Rocket 3” is a 12-month safety-only study in Canada which is currently in progress. A fourth Phase 3 trial, named “Rocket 4,” is expected to commence in late September 2015. Based on the successful results of Rocket 2, Aerie expects to submit a New Drug Application filing for RhopressaTM in mid-2016.

About Aerie Pharmaceuticals, Inc.

Aerie is a clinical-stage pharmaceutical company focused on the discovery, development and commercialization of first-in-class therapies for the treatment of patients with glaucoma and other diseases of the eye. Aerie recently reported the successful results of its second Phase 3 registration trial in the United States named Rocket 2, where the primary efficacy endpoint was to demonstrate non-inferiority of IOP lowering for RhopressaTM compared to timolol. Rocket 3, a 12-month safety-only study, is currently in progress, and Aerie expects to commence a fourth Phase 3 trial for RhopressaTM, named Rocket 4, in late September 2015. Aerie also completed in 2014 a Phase 2b clinical trial in which RoclatanTM met the primary efficacy endpoint, demonstrating the statistical superiority of RoclatanTM to each of its components, and has now commenced the first Phase 3 registration trial for RoclatanTM, named Mercury 1. Aerie also recently announced research collaborations with GrayBug, Inc. and Ramot at Tel Aviv University as it further builds its pipeline for future growth.

Forward-Looking Statements

This press release contains forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. We may, in some cases, use terms such as “predicts,”

“believes,” “potential,” “proposed,” “continue,” “estimates,” “anticipates,” “expects,” “plans,” “intends,” “may,” “could,” “might,” “will,” “should,” “exploring,” “pursuing” or other words that convey uncertainty of future events or outcomes to identify these forward-looking statements. Forward-looking statements include statements regarding our intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things: the success, timing and cost of our ongoing and anticipated preclinical studies and clinical trials for our current product candidates, including statements regarding the timing of initiation and completion of the studies and trials; our expectations regarding the clinical effectiveness of our product candidates and results of our clinical trials; the timing of and our ability to obtain and maintain U.S. Food and Drug Administration or other regulatory authority approval of, or other action with respect to, our product candidates; our expectations regarding the commercialization of our product candidates; our expectations related to the use of proceeds from our initial public offering and the issuance and sale of our senior secured convertible notes; our estimates regarding anticipated capital requirements and our needs for additional financing; the potential advantages of our product candidates; our plans to pursue development of our product candidates for additional indications and other therapeutic opportunities; our plans to explore possible uses of our existing proprietary compounds beyond glaucoma; and our ability to protect our proprietary technology and enforce our intellectual property rights. By their nature, forward-looking statements involve risks and uncertainties because they relate to events, competitive dynamics and industry change, and depend on regulatory approvals and economic circumstances that may or may not occur in the future or may occur on longer or shorter timelines than anticipated. We discuss many of these risks in greater detail under the heading “Risk Factors” in the quarterly and annual reports that we file with the Securities and Exchange Commission (SEC). In particular, the preclinical research discussed in this press release is preliminary and the outcome of such preclinical studies may not be predictive of the outcome of later clinical trials. Any future clinical trial results may not demonstrate safety and efficacy sufficient to obtain regulatory approval related to the preclinical research findings discussed in this press release. Forward-looking statements are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate may differ materially from the forward-looking statements contained in this press release. Any forward-looking statements that we make in this press release speak only as of the date of this press release. We assume no obligation to update our forward-looking statements whether as a result of new information, future events or otherwise, after the date of this press release.

Contacts

Aerie Pharmaceuticals

Richard Rubino, 908-947-3540

rrubino@aeriepharma.com

or

Burns McClellan, Inc., on behalf of Aerie Pharmaceuticals

Investors

Ami Bavishi, 212-213-0006

abavishi@burnsmc.com

or

Media

Justin Jackson, 212-213-0006

jjackson@burnsmc.com

Source: Aerie Pharmaceuticals, Inc.